Exhibit 99.1

                      Special (Mid-Term) Incentive Program

o The Special Incentive Program ("SIP") is a mid-term compensation opportunity for designated senior officers of the Company that is based on the achievement of one or more performance objectives within specified time parameters. (Any bonus paid under the SIP would be excluded from any severance benefits available to the designated executive in case of termination, except in the case of termination following a "change in control" of the Company, and also would be excluded from the final average earnings formulas of Salary Continuation Agreements and all other applicable retirement or pension plans.)

o The Compensation Committee of the Company's Board of Directors previously implemented one component of the SIP, in effect for fiscal years 2005-2006, related to reduction of debt and/or accumulation of cash on the balance sheet. On December 14, 2005, The Compensation Committee implemented a second component of the SIP, in effect for fiscal year 2007.

o       There is one performance criterion for the second component of the SIP:

        1. During fiscal year 2007, the closing price of the Company's Class A Common Stock has reached a specified price per share.

o The performance payout to each designated senior officer for the achievement of the criterion would be a cash amount equaling 75% of the designated senior officer's respective base salary (in effect at the time of achievement).